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                                                                     EXHIBIT 4.1

                                      FORM
                                       OF
                             ARTICLES OF AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            NATIONSBANK CORPORATION

   (Pursuant to Sections 55-6-02 and 55-10-02 of the North Carolina Business
                                Corporation Act)

     The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Restated Articles of Incorporation:

          I. The name of the corporation is NationsBank Corporation.

          II. On                , 1997, pursuant to Section 55-6-02 of the North
     Carolina Business Corporation Act, the following amendment to the Restated Articles of Incorporation was duly adopted by the Board of Directors of the Corporation (the "Board of Directors" or the "Board") (shareholder approval was not required because the action was taken before issuance of any shares of the series affected):

     The Restated Articles of Incorporation of the Corporation are hereby amended by adding the following after Section (b) of Article 3 thereof as Section (c) of such Article 3:

     (c) $2.50 Cumulative Convertible Preferred Stock, Series BB.

A. DESIGNATION.

     The designation of this is "$2.50 Cumulative Convertible Preferred Stock, Series BB" (hereinafter referred to as "Series BB Preferred Stock"), and the initial number of shares constituting such series shall be 20,000,000, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors. The Series BB Preferred Stock shall rank prior to each of the Common Stock, the Series BB Preferred Stock and the ESOP Preferred Stock with respect to the payment of dividends and the distribution of assets.

B. DIVIDEND RIGHTS.

     (1) The holders of shares of Series BB Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, cumulative preferential cash dividends, accruing from the date of issuance, at the annual rate of $2.50 per share, and no more, payable quarterly on the first day of January, April, July and October of each year (each of the quarterly periods ending on the last day of March, June, September and December being hereinafter referred to as a "dividend period"). Dividends on the Series BB Preferred Stock shall first become payable on the first day of January, April, July or October, as the case may be, next following the date of issuance, provided, however, that if the first dividend period ends within 20 days of the date of issuance, such initial dividend shall be payable at the completion of the first full dividend period.

     (2) Dividends on shares of Series BB Preferred Stock shall be cumulative from the date of issuance whether or not there shall be funds legally available for the payment thereof. Accumulations of dividends on the Series BB Preferred Stock shall not bear interest. The Corporation shall not (i) declare or pay or set apart for payment any dividends or distributions on any stock ranking as to dividends junior to the Series BB Preferred Stock (other than dividends paid in shares of such junior stock) or (ii) make any purchase or redemption of, or any sinking fund payment for the purchase or redemption of, any stock ranking as to dividends junior to the Series BB Preferred Stock (other than a purchase or redemption made by issue or delivery of such junior stock) unless all dividends payable on all outstanding shares of, Series BB Preferred Stock for all past dividend periods shall have been paid in full or declared and a sufficient sum set apart for payment thereof; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any preferred stock of the

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Corporation in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund regardless of whether at the time of such application all dividends payable on all outstanding shares of Series BB Preferred Stock for all past dividend periods shall have been paid in full or declared and a sufficient sum set apart for payment thereof.

     (3) All dividends declared on shares of Series BB Preferred Stock and any other class of preferred stock or series thereof ranking on a parity as to dividends with the Series BB Preferred Stock shall be declared pro rata, so that the amounts of dividends declared on the Series BB Preferred Stock and such other preferred stock for the same dividend period, or for the dividend period of the Series BB Preferred Stock ending within the dividend period of such other stock, shall, in all cases, bear to each other the same ratio that accrued dividends on the shares of Series BB Preferred Stock and such other stock bear to each other.

C. LIQUIDATION PREFERENCE.

     (1) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series BB Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders an amount equal to $25 per share plus an amount equal to accrued and unpaid dividends thereon to and including the date of such distribution, and no more, before any distribution shall be made to the holders of any class of stock of the Corporation ranking junior to the Series BB Preferred Stock as to the distribution of assets.

     (2) In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series BB Preferred Stock and any other shares of preferred stock of the Corporation ranking on a parity with the Series BB Preferred Stock as to the distribution of assets, the holders of Series BB Preferred Stock and the holders of such other preferred stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

     (3) The merger or consolidation of the Corporation into or with any other corporation, the merger or consolidation of any other corporation into or with the Corporation or the sale of the assets of the Corporation substantially as an entirety shall not be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Paragraph C.

D. REDEMPTION.

     (1) The Corporation, at its option, may redeem all or any shares of the Series BB Preferred Stock at any time at a redemption price (the "Redemption Price") consisting of the sum of (i) of $25 per share and (ii) an amount equal to accrued and unpaid dividends thereon to and including the date of redemption.

     (2) If less than all the outstanding shares of Series BB Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rate as nearly as practicable or by lot, as the Board of Directors may determine.

     (3) Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 60 nor more than 90 days prior to the date fixed for redemption to the holders of record of the shares of Series BB Preferred Stock to be redeemed, at their respective addresses appearing on the books of the Corporation. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received. Such notice shall state: (1) the date fixed for redemption; (2) the Redemption Price; (3) the right of the holders of Series BB Preferred Stock to convert such stock into Common Stock until the close of business on the 15th day prior to the redemption date (or the next succeeding business day, if the 15th day is not a business day); (4) if less than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder, and (5) the place(s) where certificates for such shares are to be surrendered for payment of the Redemption Price. If such notice is mailed as aforesaid, and if on or before the date fixed for redemption funds sufficient to redeem the shares called for redemption are set aside by the Corporation in trust for the account of the holders of the shares to be redeemed, notwithstanding the fact that any certificate for shares called for redemption shall not have been surrendered for cancellation, on and after the redemption date the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, dividends thereon shall cease to

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accrue, and all rights of the holders of such shares as shareholders of the
Corporation shall cease, except the right to receive the Redemption Price, without interest, upon surrender of the certificate(s) representing such shares. Upon surrender in accordance with the aforesaid notice of the certificate(s) for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by the Corporation in such notice), the holders of record of such shares shall be entitled to receive the Redemption Price, without interest.

     (4) At the option of the Corporation, if notice of redemption is mailed as aforesaid, and if prior to the date fixed for redemption funds sufficient to pay in full the Redemption Price are deposited in trust, for the account of the holders of the shares to be redeemed, with a bank or trust company named in such notice doing business in the Borough of Manhattan, The City of New York, State of New York or the City of Charlotte, State of North Carolina and having capital, surplus and undivided profits of at least $3 million, which bank or trust company also may be the Transfer Agent and/or Paying Agent for the Series BB Preferred Stock, notwithstanding the fact that any certificate for shares called for redemption shall not have been surrendered for cancellation, on and after such date of deposit the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, and all rights of the holders of such shares as shareholders of the Corporation shall cease, except the right of the holders thereof to convert such shares in accordance with the provisions of Paragraph F at any time prior to the close of business on the 15th day prior to the redemption date (or the next succeeding business day, if the 15th day is not a business day), and the right of the holders thereof to receive out of the funds so deposited in trust the Redemption Price, without interest, upon surrender of the certificate(s) representing such shares. Any funds so deposited with such bank or trust company in respect of shares of Series BB Preferred Stock converted before the close of business on the 15th day prior to the redemption date (or the next succeeding business day, if the 15th day is not a business day) shall be returned to the Corporation upon such conversion. Any funds so deposited with such a bank or trust company which shall remain unclaimed by the holders of shares called for redemption at the end of six years after the redemption date shall be repaid to the Corporation, on demand, and thereafter the holder of any such shares shall look only to the Corporation for the payment, without interest, of the Redemption Price.

     (5) Any provisions of Paragraph D or E to the contrary notwithstanding, in the event that any quarterly dividend payable on the Series BB Preferred Stock shall be in arrears and until all such dividends in arrears shall have been paid or declared and set apart for payment, the Corporation shall not redeem any shares of Series BB Preferred Stock unless all outstanding shares of Series BB Preferred Stock are simultaneously redeemed and shall not purchase or otherwise acquire any shares of Series BB Preferred Stock except in accordance with a purchase offer made by the Corporation on the same terms to all holders of record of Series BB Preferred Stock for the purchase of all outstanding shares thereof.

     E. Purchase by the Corporation. Except as provided in Paragraph D(5), the Corporation shall be obligated to purchase shares of Series BB Preferred Stock tendered by the holder thereof for purchase hereunder, at a purchase price consisting of the sum of (i) $25 per share and (ii) an amount equal to accrued and unpaid dividends thereon to and including the date of purchase. In order to exercise his right to require the Corporation to purchase his shares of Series BB Preferred Stock, the holder thereof shall surrender the Certificate(s) therefor duly endorsed if the Corporation shall so require or accompanied by appropriate instruments of transfer satisfactory to the Corporation, at the office of the Transfer Agent(s) for the Series BB Preferred Stock, or at such other office as may be designated by the Corporation, together with written notice that such holder irrevocably elects to sell such shares to the Corporation. Shares of Series BB Preferred Stock shall be deemed to have been purchased by the Corporation immediately prior to the close of business on the date such shares are tendered for sale to the Corporation and notice of election to sell the same is received by the Corporation in accordance with the foregoing provisions. As of such date the shares so tendered for sale shall be deemed to be no longer outstanding, dividends thereon shall cease to accrue and all rights of the holder of such shares as a shareholder of the Corporation shall cease, except the right to receive the purchase price.

F. CONVERSION RIGHTS.

     The holders of shares of Series BB Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock on the following terms and conditions:

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     (1) Shares of Series BB Preferred stock shall be convertible at any time into fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/1,000 of a share) at the initial rate of 6.17215 shares of Common Stock for each share of Series BB Preferred Stock surrendered for conversion (the "Conversion Rate"). The Conversion Rate shall be subject to adjustment from time to time as hereinafter provided. No payment or adjustment shall be made on account of any accrued and unpaid dividends on shares of Series BB Preferred Stock surrendered for conversion prior to the record date for the determination of shareholders entitled to such dividends or on account of any dividends on the Common Stock issued upon such conversion subsequent to the record date for the determination of shareholders entitled to such dividends. If any shares of Series BB Preferred Stock shall be called for redemption, the right to convert the shares designated for redemption shall terminate at the close of business on the 15th day prior to the redemption date (or the next succeeding business day, if the 15th day is not a business day) unless default be made in the payment, of the Redemption Price. In the event of default in the payment of the Redemption Price, the right to convert the shares designated for redemption shall terminate at the close of business on the business day immediately preceding the date that such default is cured.

     (2) In order to convert shares of Series BB Preferred Stock into Common Stock, the holder thereof shall surrender the certificate(s) therefor, duly endorsed if the Corporation shall so require, or accompanied by appropriate instruments of transfer satisfactory to the Corporation, at the office of the Transfer Agent(s) for the Series BB Preferred Stock, or at such other office as may be designated by the Corporation, together with written notice that such holder irrevocably elects to convert such shares. Such notice shall also state the name(s) and address(es) in which such holder wishes the certificate(s) for the shares of Common Stock issuable upon conversion to be issued. As soon as practicable after receipt of the certificate(s) representing the shares of Series BB Preferred Stock to be converted and the notice of election to convert the same, the Corporation shall issue and deliver at said office a certificate or certificates for the number of whole shares of Common Stock issuable upon conversion of the shares of Series BB Preferred Stock surrendered for conversion, together with a cash payment in lieu of any fraction of a share, as hereinafter provided, to the person(s) entitled to receive the same. Shares of Series BB Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date such shares are surrendered for conversion and notice of election to convert the same is received by the Corporation in accordance with the foregoing provisions, and the person(s) entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes as record holder(s) of such Common Stock as of such date.

     (3) No fractional shares of Common Stock shall be issued upon conversion of any shares of Series BB Preferred Stock. If more than one share of Series BB Preferred Stock is surrendered at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If the conversion of any shares of Series BB Preferred Stock results in a fractional share of Common Stock, the Corporation shall pay cash in lieu thereof in an amount equal to such fraction multiplied times the closing price of the Common Stock on the date on which the shares of Series BB Preferred Stock were duly surrendered for conversion, or if such date is not a trading date, on the next succeeding trading date. The closing price of the Common Stock for any day shall mean the last reported sales price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, on the New York Stock Exchange, or, if the Common Stock is not then listed on such Exchange, on the principal national securities exchange on which the Common Stock is listed for trading, or, if not then listed for trading on any national securities exchange, the average of the closing bid and asked prices of the Common Stock as furnished by the National Quotation Bureau, Inc., or if the National Quotation Bureau, Inc. ceases to furnish such information, by a comparable independent securities quotation service.

     (4) In the event the Corporation shall at any time (i) pay a dividend or make a distribution to holders of Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision or combination shall be adjusted so that the holder of any shares of Series BB Preferred Stock surrendered for conversion after such record date or effective date shall be entitled to receive the number of shares of Common Stock which he would have owned or have been entitled to receive immediately

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following such record date or effective date had such shares of Series BB
Preferred Stock been converted immediately prior thereto.

     (5) Whenever the Conversion Rate shall be adjusted as herein provided (i) the Corporation shall forthwith keep available at the office of the Transfer Agent(s) for the Series BB Preferred Stock a statement describing in reasonable detail the adjustment, the facts requiring such adjustment and the method of calculation used; and (ii) the Corporation shall cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Series BB Preferred Stock a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate.

     (6) In the event of any consolidation of the Corporation with or merger of the Corporation into any other corporation (other than a merger in which the Corporation is the surviving corporation) or a sale of the assets of the Corporation substantially as an entirety, the holder of each share of Series BB Preferred Stock shall have the right, after such consolidation, merger or sale to convert such share into the number and kind of shares of stock or other securities and the amount and kind of property receivable upon such consolidation, merger or sale by a holder of the number of shares of Common Stock issuable upon conversion of such share of Series BB Preferred Stock immediately prior to such consolidation, merger or sale. Provision shall be made for adjustments in the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments provided for in Paragraph F(4). The provisions of this Paragraph F(6) shall similarly apply to successive consolidations, mergers and sales.

     (7) The Corporation shall pay any taxes that may be payable in respect of the issuance of shares of Common Stock upon conversion of shares of Series BB Preferred Stock, but the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance of shares of Common Stock in a name other than that in which the shares of Series BB Preferred Stock so converted are registered, and the Corporation shall not be required to issue or deliver any such shares unless and until the person(s) requesting such issuance shall have paid to the Corporation the amount of any such taxes, or shall have established to the satisfaction of the Corporation that such taxes have been paid.

     (8) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock issuable upon the conversion of all shares of Series BB Preferred Stock then outstanding.

     (9) In the event that:

          (i) The Corporation shall declare a dividend or any other distribution on its Common Stock, payable otherwise than in cash out of retained earnings; or

          (ii) The Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

          (iii) The Corporation shall propose to effect any consolidation of the Corporation with or merger of the Corporation with or into any other corporation or a sale of the assets of the company substantially as an entirety which would result in an adjustment under Paragraph F(6), the Corporation shall cause to be mailed to the holders of record of Series BB Preferred Stock at least 20 days prior to the applicable date hereinafter specified a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined or (y) the date on which such consolidation, merger or sale is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such consolidation, merger or sale. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, consolidation, merger or sale.

G. VOTING RIGHTS.

     Holders of Series BB Preferred Stock shall have no voting rights except as required by law and as follows: in the event that any quarterly dividend payable on the Series BB Preferred Stock is in arrears, the holders of

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Series BB Preferred Stock shall be entitled to vote together with the holders of
Common Stock at the Corporation's next meeting of shareholders and at each subsequent meeting of shareholders unless all dividends in arrears have been paid or declared and set apart for payment prior to the date of such meeting.
For the purpose of this Paragraph G, each holder of Series BB Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which his Series BB Preferred Stock is then convertible.

H. REACQUIRED SHARES.

     Shares of Series BB Preferred Stock converted, redeemed, or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

I. NO SINKING FUND.

     Shares of Series BB Preferred Stock are not subject to the operation of a sinking fund.

                                     * * *

     This the ___ day of __________, 1997.

                                         NATIONSBANK CORPORATION

                                         By:
                                         ---------------------------------------
                                           Name:
                                           Title:

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